                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          PICTURETEL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                          PICTURETEL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                             PICTURETEL CORPORATION
                               222 ROSEWOOD DRIVE
                          DANVERS, MASSACHUSETTS 01923

                                                                  April 29, 1996

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of PictureTel Corporation which will be held on Monday, June 17, 1996 at 10:00 a.m. at the Westin Hotel, 10 Huntington Avenue, Boston, Massachusetts.

     We ask for your support in approving the election of directors (Item 1), for approval of an amendment to the 1992 Non-Employee Directors' Plan to increase the number of shares of Common Stock available for delivery under the Plan from 280,000 to 430,000, subject to adjustment as provided in the Plan, and to provide for the grant of options to non-employee members of the Board of Directors to purchase 20,000 shares, subject to adjustment as provided in the Plan, of the Company's Common Stock on August 1, 1996 (or such later date of their first election to the Board) and thereafter, for the annual grant of options on August 1 of each year to purchase 5,000 shares, subject to adjustment as provided in the Plan, of the Company's Common Stock (Item 2), and for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors (Item 3).

     A copy of the Company's Annual Report to Stockholders for 1995 is included with the proxy materials.

                                            Sincerely,

                                            DR. NORMAN E. GAUT
                                            Chairman of the Board

                             PICTURETEL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") will be held at the Westin Hotel, 10 Huntington Avenue, Boston, Massachusetts, on the 17th day of June, 1996 at 10:00 a.m. for the following purposes:

     1. To fix the number of directors at five and to elect five directors, each to serve until the next annual meeting and until his successor is elected and qualified.

     2. To consider and act upon a proposal to amend the PictureTel 1992 Non-Employee Directors' Plan to increase the aggregate number of shares of Common Stock which may be delivered under the plan from 280,000 to 430,000, subject to adjustment as provided in the Plan, (options for 160,000 shares having previously been granted, net of forfeitures), and to provide for the grant of options to non-employee members of the Board of Directors to purchase 20,000 shares, subject to adjustment as provided in the Plan, of the Company's Common Stock on August 1, 1996 (or such later date of their first election to the Board) and thereafter provide for the annual grant of options to purchase 5,000 shares, subject to adjustment as provided in the Plan, on each August 1, commencing August 1, 1997, to non-employee members of the Board of Directors, subject to their annual re-election to the Board.

     3. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the 1996 fiscal year.

     4. To transact any other business which may properly be brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 18, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            LES B. STRAUSS
                                            Secretary

Danvers, Massachusetts
April 29, 1996

     A PROXY CARD IS ENCLOSED FOR YOUR USE. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE.

                             PICTURETEL CORPORATION
                               222 ROSEWOOD DRIVE
                          DANVERS, MASSACHUSETTS 01923

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1996

                                PROXY STATEMENT

     The enclosed form of proxy is solicited on behalf of the Board of Directors of PictureTel Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westin Hotel, 10 Huntington Avenue, Boston, Massachusetts, on June 17, 1996 at 10:00 a.m. and at any and all adjourned sessions thereof. The proxy may be revoked prior to its exercise (i) by written notice received by the Secretary of the Company at its address set forth above, (ii) by execution of a later-dated proxy, or (iii) by attending the Annual Meeting or any session thereof and voting the shares covered by the proxy in person. Shares represented by duly executed proxies will be voted FOR the election of directors and the proposals set forth in Items 2 and 3 unless authority to vote for the election of directors or such proposal is withheld or different instructions are given. The proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof, and if it contains any specifications, it will be voted in accordance therewith.

     Stockholders of record at the close of business on April 18, 1996 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 18, 1996, there were outstanding and entitled to vote 33,031,867 shares of Common Stock.

     It is expected that the form of proxy and proxy statement will first be mailed to stockholders on or about April 29, 1996.

ITEM 1 -- ELECTION OF DIRECTORS

     The directors propose that the stockholders fix the number of directors at five. All of the nominees are currently directors, and, all directors were elected at the 1995 Annual Meeting of Stockholders on June 29, 1995. Five directors are to be elected to serve as Directors until the next annual meeting and until their successors are elected and qualified.

NOMINEES FOR ELECTION

     The age, positions with the Company, principal occupations during the past five years, and directorships of other public companies now held by each person who is a nominee for election as a Director at the Annual Meeting are as follows:

     Dr. Norman E. Gaut, 58, became President and Chief Executive Officer of the Company in January, 1986. Dr. Gaut was elected Chairman of the Board on April 9, 1987. Dr. Gaut has been a Director of the Company since September, 1984.

     Robert T. Knight, 58, was elected a Director in December, 1992 and is a member of the Compensation Committee. Mr. Knight was elected Chairman of Digital Sound Corporation, a voice processing company, in December, 1994. Previously, Mr. Knight was President and Chief Executive Officer of Digital Sound Corporation. Prior to 1991, Mr. Knight was a corporate vice president of Xerox Corporation. Mr. Knight is also a Director of Blue Cross of California, a medical insurance company. Mr. Knight is also a Director of a private company.

     Vinod Khosla, 41, was elected a Director in January, 1990, and is a member of the Audit Committee. Mr. Khosla has been a general partner of Kleiner, Perkins, Caufield & Byers, a venture capital partnership, since March, 1986. Mr. Khosla was the Chief Executive of Sun Microsystems Inc. from 1982 to 1984. Mr. Khosla is also a Director of Spectrum HoloByte, Inc., a home entertainment company specializing in virtual reality and simulation, and The 3DO Company, which develops and licenses technology for the home interactive multimedia platform. Mr. Khosla resigned as director of NexGen Microsystems, which makes highly integrated, high performance Intel compatible microprocessors, in February, 1996. Mr. Khosla is also a Director of several other private companies.

     David B. Levi, 63, has been a Director of the Company since September, 1986 and is a member of the Audit Committee. Mr. Levi is currently President of Voice Processing Corporation, a speech recognition technology company for telephony markets. From July, 1991 to April, 1995, Mr. Levi was President of Natural Microsystems Corporation, a manufacturer of voice processing systems. Mr. Levi resigned as Director and Chairman of Natural Microsystems Corporation in February, 1996.

     James R. Swartz, 53, was elected a Director in December, 1988 and is a member of the Compensation Committee. Mr. Swartz is a founder and has been a general partner of Accel Partners, a venture capital limited partnership, since 1983. Mr. Swartz is also a Director of Remedy Corporation, a client server application software company, and several private companies including First Virtual and Polycom Inc.

     None of the nominees are related to any other nominee or to any executive officer of the Company by marriage, adoption, or blood (except relationships, if any, more remote than first cousins).

BOARD MEETINGS AND COMMITTEES:

     The Board of Directors of the Company held 9 meetings during the fiscal year ended December 31, 1995. The Board has two committees: an Audit Committee and a Compensation Committee.

     The Compensation Committee currently consists of two non-employee directors, Robert T. Knight and James R. Swartz. It has the authority to determine the compensation of officers and key employees of the Company, to determine compensation under the employee benefit plans and to administer the Amended and Restated 1984 Stock Option Plan, the Equity Incentive Plan, and the Employee Stock Purchase Plan of the Company. During the fiscal year ended December 31, 1995, the Compensation Committee took action by written consent 14 times.

     The Audit Committee currently consists of two non-employee directors, Vinod Khosla and David B. Levi. It provides review and control functions with respect to the Company's operations. Further, the Committee recommends the appointment of the Company's independent auditors and meets annually with the auditors to review the scope and results of the year-end audit and discuss any concerns related to corporate accounting practices or controls. The Audit Committee held 1 meeting during the fiscal year ended December 31, 1995.

     Each director attended at least 80% of the total number of meetings of the Board of Directors and all committees of the Board on which he or she served.

DIRECTORS COMPENSATION

     During fiscal 1995, each director who is not an officer, employee of the Company, or consultant to the Company or any subsidiary (an "Outside Director") received an annual retainer of $5,000 and $1,000 for each meeting of the Board of Directors that such Outside Director attends. Outside Directors also receive expense reimbursements for attending Board and Committee meetings. Directors who are officers or employees of the Company do not receive any additional compensation for their services as director.

     Outside Directors are also entitled to participate in the 1992 Non-Employee Directors' Stock Option Plan. The plan provides that each Outside Director who has been a Director for more than two years on October 23, 1992 and each other Outside Director first elected a Director after October 23, 1992 ("Eligible Directors") shall automatically be granted an option to purchase 40,000 shares of Stock at an exercise price equal to the fair market value of the Stock on the respective effective date of the grant. James R. Swartz, Vinod Khosla, and David
B. Levi were each granted an option for 40,000 shares on October 23, 1992 at an exercise price of $9.625. Robert T. Knight, upon his election to the board on December 16, 1992, was granted an option for 40,000 shares on December 16, 1992 at an exercise price of $11.25. Each option is exercisable in installments, 25% one year after the effective date of the grant and 6.25% after the end of each quarter thereafter so that the options are 100% exercisable four years after the effective date of grant. These options remain exercisable until 10 years after date of grant unless an Eligible Director ceases to be a director for any reason other than death or total and permanent disability; all options held by the Director that are not then exercisable shall then terminate. Options that are exercisable on the date of such termination, shall continue to be exercisable until the earlier of (1) three months thereafter or (2) the date on which the option would have terminated had the director remained an Eligible Director. (All share amounts and exercise prices were adjusted to reflect the 2:1 stock split in November, 1995.)

DELINQUENT FILINGS

     Under the securities laws of the United States, the Company's directors, certain of its officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1995. Except for Vinod Khosla who filed a late report in April, 1996 covering a transfer of some of his directly owned shares to the status of indirect ownership (by his wife) and then seven transactions in October - November, 1995 in which such shares were sold by his wife, all of these filing requirements were satisfied by its directors and officers and, to the knowledge of the Company, ten percent holders.

     Unless authority to do so has been withheld or limited in proxies, proxies will be voted to fix the number of directors at five and to elect the nominees specified above. However, should any of the nominees refuse or be unable to serve, it is the intention of the persons named as proxies to act in respect to the filling of that office by voting the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO FIX THE NUMBER OF DIRECTORS AT FIVE AND FOR EACH OF THE FIVE NOMINEES.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of April 18, 1996 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owners of more than five percent of the outstanding
Common Stock of the Company, each of the Company's directors and named executive officers and the Company's executive officers and directors as a group. (All share amounts were adjusted to reflect the 2:1 stock split in November, 1995.)

                                                                               SHARES OF
                                                                             COMMON STOCK
                                                                          BENEFICIALLY OWNED
                                                                       --------------------------
NAME AND ADDRESS OF HOLDER                                               NUMBER           PERCENT
- --------------------------                                               ------           -------
Norman E. Gaut(1)....................................................    621,595            1.9%
David B. Levi(2).....................................................     40,300              *
Robert T. Knight(3)..................................................     13,000              *
Vinod Khosla(4)......................................................     49,296              *
James R. Swartz(5)...................................................    102,222              *
Les B. Strauss(6)....................................................    158,436              *
Stephen J. Crummey(7)................................................     25,000              *
Khoa D. Nguyen(8)....................................................    210,008              *
Dominic J. LaCava(9).................................................     64,977              *
Kopp Investment Advisors, Inc.(11)...................................  4,269,163           12.9%
     6600 France Avenue South
     Suite 672 Edina, MN 55435
Twentieth Century Companies, Inc.(12)................................  3,200,000            9.7%
     4500 Main Street
     P.O. Box 418210
     Kansas City, MO 64141-9210
Nicholas-Applegate Capital Management(13)............................  1,861,887            5.6%
     600 West Broadway
     29th Floor
     San Diego, CA 92101
Janus Capital Corporation(14)........................................  1,741,150            5.3%
     Thomas H. Bailey
     100 Fillmore Street
     Denver, CO 80206-4923
All Current Directors and Officers as a Group (consisting of 13
  persons)(10).......................................................  1,303,159            3.8%


- ---------------

 * Less than one percent.

 (1) Includes 451,172 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996 and 28,000 shares of Common Stock owned by a trust which Dr. Gaut may be deemed to beneficially own.

 (2) Includes 20,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996.

 (3) Includes 10,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996.

 (4) Includes 35,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996.

 (5) Includes 35,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996; and 6,320 shares held by the Swartz Family Partnership L.P. with respect to which Mr. Swartz is a general partner and 378 shares held by Hamilton Assets Limited of which Mr. Swartz controls 50%.

 (6) Includes 155,766 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996.


 (7) Represents 25,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996.

 (8) Includes 208,750 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996.

 (9) Includes 63,750 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1996.

(10) Also included in the determination of beneficial ownership are any shares which may be acquired by a director or officer of the Company within sixty days through the exercise of any option. As of April 18, 1996, 1,022,563 shares of Common Stock may be acquired by such persons on exercise of options which are exercisable within sixty days.

(11) Kopp Investment Advisors, Inc. holds 4,189,163 of these shares as investment advisor for its investment management clients; 5,000 are held indirectly as sole trustee of Kopp Investment Advisors, Inc. Profit Sharing Plan on behalf of their employees; 20,000 shares are held by Caring and Sharing Foundation, a family foundation, which is controlled by LeRoy C. Kopp and, 55,000 shares are owned by LeRoy C. Kopp in his individual retirement account. This information is based, in part, on a Schedule 13G filed with the Commission on February 6, 1996.

(12) Twentieth Century Companies, Inc., the parent holding company of Investors Research Corporation, a wholly-owned subsidiary, beneficially owns the 3,200,000 shares. Investors Research Corporation manages, pursuant to management agreements, the investments of six registered investment companies, Twentieth Century Investors, Inc., Twentieth Century World Investors, Inc., Twentieth Century Capital Portfolios, Inc., Twentieth Century Premium Reserves, Inc., TCI Portfolios, Inc., and Twentieth Century Strategic Asset Allocations, Inc. Investors Research Corporation also manages the assets of institutional investor accounts. The 3,200,000 shares are owned by and held for such investment companies and separate institutional investor accounts. This information is based, in part, on a
     Schedule 13G filed with the Commission on February 9, 1996.

(13) Nicholas-Applegate Capital Management is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. This information is based, in part, on a Schedule 13G filed with the Commission on February 7, 1996.

(14) Janus Capital is a registered Investment Adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the 1,741,150 shares held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Mr. Bailey owns approximately 12.2% of Janus Capital. In addition to being a stockholder of Janus Capital, Mr. Bailey serves as President and Chairman of the Board of Janus Capital and filed the 13G jointly with Janus Capital as a result of such stock ownership and positions which may be deemed to enable him to exercise control over Janus Capital. Mr. Bailey does not own of record any of the 1,741,150 shares and he has not engaged in any transaction in PictureTel Common Stock. However, as a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to PictureTel Common Stock held by the Managed Portfolios. All 1,741,150 shares have been acquired by the Managed Portfolios, and Mr. Bailey specifically disclaims beneficial ownership over any shares of PictureTel Common Stock that he or Janus Capital may be deemed to beneficially own. Mr. Bailey does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. This information is based, in part, on a Schedule 13G filed with the Commission on February 13, 1996.

EXECUTIVE OFFICERS

     NORMAN E. GAUT.  See "Nominees for Election" above.

     Les B. Strauss, 52, joined the Company in March, 1990 as Vice President, Chief Financial Officer and Secretary, and since March, 1994, Mr. Strauss has also been Treasurer of the Corporation. Mr. Strauss held similar positions at Camex Inc., a desktop publishing company, from 1987 to 1990.

     William L. Avery, 56, joined the Company in July, 1995 as Vice President, Network Systems Division. Prior to joining PictureTel, Mr. Avery held the position of Director of the Enterprise Scalable Server Group at Intel Corporation from February, 1994 to July, 1995. Mr. Avery provided consulting services during the period July, 1993 to January, 1994. From January, 1992 to June, 1993, Mr. Avery held the position of Vice President of Product Development at Shiva Corporation. From August, 1989 through December, 1991, Mr. Avery held the position of Director, Vice President and General Manager of Product Operations at Encore Computer Corporation.

     Lawrence M. Bornstein, 53, joined the Company in January, 1994 as Vice President of Human Resources. Prior to joining PictureTel, Mr. Bornstein served as an executive recruiter for Heidrick and Struggles, an executive search firm from June, 1993 to January, 1994. Mr. Bornstein also served as a Human Resources Officer for Computervision from October, 1985 to April, 1993, and previously held like positions with Fidelity and Digital Equipment Corporation.

     Stephen J. Crummey, 51, joined the Company in November, 1994 as Vice President of Worldwide Sales. Prior to joining PictureTel, Mr. Crummey was President & CEO of International Interactive Media from March, 1994 to October, 1994. Mr. Crummey provided consulting services during the period September, 1993 to March, 1994. From March, 1992 to August, 1993, Mr. Crummey held a position of Vice President of Worldwide Sales at Avid Technology. Previously, Mr. Crummey held several key sales positions at Lotus Development Corporation, including Senior Vice President of Worldwide Sales and Service and International Business Group.

     Rick H. Faulk, 46, joined the Company in July, 1995 as Vice President Corporate Marketing. Prior to joining PictureTel, Mr. Faulk held the position of President at SmartSource Corporation from June, 1993 to July, 1995. From June, 1992 to June, 1993, Mr. Faulk held the position of Vice President, World Wide Sales & Marketing at Shiva Corporation. From September, 1988 to June, 1992, Mr. Faulk held the position of Vice President, Marketing at Lotus Corporation.

     David W. Grainger, 54, joined the Company in September, 1994 as Vice President, Worldwide Customer Services (changed to Enterprise Service Division in early 1996). Prior to joining PictureTel, Mr. Grainger held the position of Senior Vice President and Officer, Worldwide Customer Services for Xerox Corporation from September, 1991 to September, 1994. Mr. Grainger previously held a number of positions of increasing responsibility in domestic and international operations for Digital Equipment Corporation from 1969 to September, 1991.

     Domenic J. LaCava, 54, joined the Company in December, 1993 as Vice President, Personal Systems Division, and since early 1996, he has held the position of Vice President Enterprise Systems Group which combined the Personal Systems Division and the Group Systems Division. Prior to joining PictureTel, Mr. LaCava held the position of President of the PowerOpen Association, an organization delivering a standards-based environment built on the PowerPC architecture, from January, 1993 to October, 1993. From May, 1977 to July, 1992, Mr. LaCava was with Digital Corporation, where his last assignment was as Vice President of Digital's Unix-based Software and Systems. During Mr. LaCava's 15 year career at Digital, he also held the position of Vice President of the low-end business which focused on the desktop and deskside systems.

     Khoa D. Nguyen, 42, joined the Company in January, 1993 as Vice President of Engineering, and since early 1996, he has been Vice President and Chief Technical Officer. In early 1994, he was named Chief Technical Officer and General Manager heading up the Group Systems Division. Prior to joining PictureTel, Mr. Nguyen was Vice President, Engineering of VideoTelecom, a manufacturer of multi-media conferencing systems, from August, 1991 through December, 1992. From January, 1975 until July, 1991, Mr. Nguyen was with IBM, where, from January, 1990 until July, 1991, he had responsibility for management of IBM's future systems technology architecture group for RISC-based workstations. From May, 1987 to December, 1989 he served as an Area Manager of all graphics development with the Advanced Workstation Division.

     All of the Company's executive officers are full-time employees of the Company. Executive officers of the Company hold office for an indefinite term, subject to the discretion of the Board of Directors.

     None of the persons listed above is related to any other such person by marriage, adoption or blood (except relationships, if any, more remote than first cousins).

MANAGEMENT COMPENSATION


  Summary Compensation Table

     The following table sets forth the cash compensation paid by the Company in respect of the fiscal years 1993-1995, as well as certain other compensation paid, awarded or accrued for those years, to the Company's Chief Executive
Officer and to the four other most highly compensated Executive Officers in 1995
(collectively the "Named Executive Officers"). (All share amounts were adjusted to reflect the 2:1 stock split in November, 1995.)

                                                                                      LONG-TERM
                                                                                 COMPENSATION AWARDS
                                                                    OTHER      -----------------------
                                     ANNUAL COMPENSATION           ANNUAL      RESTRICTED                  ALL OTHER
                                ------------------------------     COMPEN-       STOCK                      COMPEN-
                                          SALARY       BONUS       SATION       AWARD(S)      OPTIONS       SATION
NAMES AND PRINCIPAL POSITION    YEAR       ($)          ($)          ($)          ($)         (SHARES)        ($)
- ----------------------------    ----     --------     --------     -------     ----------     --------     ---------
Dr. Norman E. Gaut              1995     $280,000     $150,000      -0-                         -0-         $ 2,250(1)
  Chairman, President           1994      235,000      100,000      -0-                       200,000         1,499(1)
  and CEO                       1993      235,000       -0-         -0-                         -0-             275(1)
Les B. Strauss                  1995     $195,000     $ 85,000      -0-                         -0-         $ 2,250(1)
  Vice President and Chief      1994      180,000       80,000      -0-                       150,000         1,499(1)
  Financial Officer,
  Treasurer                     1993      170,000       -0-         -0-                         -0-             275(1)
Stephen J. Crummey              1995     $175,000     $125,000(2)  $32,000(3)                   -0-         $ 2,250(1)
  Vice President                1994(4)    27,936       -0-         -0-                       150,000        -0-
  World Wide Sales              1993(4)    -0-          -0-         -0-                         -0-          -0-
Khoa D. Nguyen                  1995     $195,000     $ 80,000      -0-                         -0-         $27,250(7)
  Vice President and            1994      180,000       70,000      -0-                        80,000        26,499(8)
  Chief Technical Officer       1993      170,000       50,000(5)  $9,930 (6)                 220,000           275(1)
Dominic J. LaCava               1995     $190,000     $ 75,000      -0-                         -0-         $ 2,250(1)
  Vice President                1994      170,000       85,000(9)   -0-                       100,000         1,499(1)
  Enterprise Systems Group      1993(10)    7,083       -0-         -0-                       100,000        -0-


- ---------------

 (1) Company contributions to 401(k) plan.

 (2) Represents a sign-on bonus of $50,000 and $75,000 annual management incentive bonus award.

 (3) Represents special Sales Incentive Compensation for product revenue achievement in 1995.

 (4) Mr. Crummey joined the Company in November, 1994.

 (5) Represents a sign-on bonus of $50,000.

 (6) Represents reimbursement of certain moving expenses paid by the Company.

 (7) Comprised of $25,000 of forgiven loan principal and Company
     401(k)contributions of $2,250.

 (8) Comprised of $25,000 of forgiven loan principal and Company
     401(k)contributions of $1,499.

 (9) Represents a sign-on bonus of $10,000 and $75,000 annual management incentive bonus award.

(10) Mr. LaCava joined the Company in December, 1993.



                           OPTIONS/SAR GRANTS IN 1995

     The following table shows all grants of options to the Named Executive
Officers of PictureTel in 1995. Pursuant to the Securities and Exchange
Commission (the "SEC") rules, the table also shows the potential realized value of the options assuming PictureTel's stock price appreciates annually by 5% and 10% respectively from the date of grant until the end of the option term (10 years). These rates are mandated by the SEC rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company does not agree that the value of an option can properly be determined by this method. There were no new grants issued in 1995 to the Named Executive Officers.

                                         PERCENTAGE                                   POTENTIAL REALIZABLE
                                          OF TOTAL                                          VALUE AT
                                          OPTIONS/                                  ASSUMED ANNUAL RATES OF
                                            SARS                                    STOCK PRICE APPRECIATION
                            OPTIONS/     GRANTED TO    EXERCISE OR                      FOR OPTION TERM
                              SARS       EMPLOYEES     BASE PRICE     EXPIRATION    ------------------------
NAME                       GRANTED(A)     IN 1995      (PER SHARE)       DATE         5% ($)       10% ($)
- ----                       ----------    ----------    -----------    ----------    ----------    ----------
Norman E. Gaut...........    -0-
Les B. Strauss...........    -0-
Stephen J. Crummey.......    -0-
Khoa D. Nguyen...........    -0-
Dominic J. LaCava........    -0-


                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                      AND 1995 YEAR-END OPTION/SAR VALUES


     The following table provides information as to options exercised by each of the Named Executive Officers of PictureTel during 1995 and the value of options held by such officers at year end 1995 measured in terms of the closing price of PictureTel's Common Stock on NASDAQ on December 31, 1995 ($43.13). (No stock appreciation rights were granted by PictureTel in 1995 and none were outstanding at December 31, 1995.) (All share amounts were adjusted to reflect the 2:1 stock split in November, 1995.)

                                                                                                 VALUE OF UNEXERCISED IN-
                                                                 NUMBER OF UNEXERCISED            THE-MONEY OPTIONS/SARS
                               SHARES                          OPTIONS/SARS AT 12/31/95              AT 12/31/94($)(2)
                             ACQUIRED ON        VALUE        -----------------------------     -----------------------------
          NAME               EXERCISE(#)     REALIZED(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -------------------------    -----------     -----------     -----------     -------------     -----------     -------------
Norman E. Gaut...........      193,328        $5,000,828       476,172          200,000        $17,426,605       $6,813,500
Les B. Strauss...........       87,400         2,436,468       136,266          132,500          4,607,477        4,519,100
Stephen J. Crummey.......       50,000         1,361,562        -0-             150,000            -0-            5,007,000
Khoa D. Nguyen...........       -0-              -0-           171,250          128,750          5,639,294        4,307,206
Domenic J. LaCava........       30,000           606,250        45,000          125,000          1,538,975        4,275,625


- ---------------

(1) Amounts in this column reflect the market value of the shares at exercise date less the exercise price and may not represent amounts actually realized by the named individuals.

(2) Amounts in these 2 columns reflect the market value of the shares at December 31, 1995 less the exercise price. The actual value of unexercised options fluctuates with stock market activity.


EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

     The Company has executed severance agreements with the Named Executive Officers which provide the following:

     In the event that Dr. Norman E. Gaut's employment is involuntarily terminated for any reason other than for cause, Dr. Gaut shall receive his then current base salary for a period of twenty-four (24) consecutive months following the date of such termination.

     In the event that Messrs. Strauss, LaCava, Nguyen, or Crummey's employment is involuntarily terminated for any reason other than for cause, they shall receive their then current base salary for a period of twelve (12) consecutive months following the date of such termination.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of PictureTel (the "Committee") has the authority to establish the level of base salary payable to the Chief Executive Officer and other executive officers of the Company and to administer the Company's 1984 Amended and Restated Stock Option Plan and the Company's Equity Incentive Plan, under which grants may be made to such officers and key employees at all levels in the Company and consultants to the Company. In addition, the Committee has the responsibility for approving the Management Bonus Program(s) to be in effect for the Chief Executive Officer and other executive officers and key employees each fiscal year and to review programs and policies concerning matters of executive compensation. The Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission. The Committee also administers the Company's Employee Stock Purchase Plan.

     General Compensation Philosophy. The Company operates in the competitive and rapidly changing environment of the electronics and high technology industry. The Committee strives to maintain compensation programs that allow the Company to respond to the competitive pressures within this industry. The Company's compensation philosophy is to offer compensation opportunities linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. These compensation opportunities are intended to be competitive within the electronics and high technology industry and enable the Company to attract, retain and motivate the management talent necessary to ensure the Company's long-term growth.

     Compensation Components. It is the Committee's objective to have a substantial portion of each executive officer's compensation contingent ("at risk") upon the Company's successful performance, as well as his or her contribution to the Company's success in meeting its objectives and to design a total compensation and incentive structure to motivate and reward success, balancing short and long-term goals. The Company's executive compensation program consists of three main components: (1) a base salary; (2) an annual management bonus; and, (3) long-term incentives. The second and third elements constitute the "at risk" portion of the Company's overall compensation program.

     Base Salary. The Committee annually reviews each executive officer's base salary. In determining salary adjustments, the Committee considers the executive's individual performance, the Company's success in achieving the annual business objectives, and the executive's current base salary in relation to the expected salary level for the position. The expected salary level is established at approximately the 50th percentile of comparable positions of the companies included in the executive compensation surveys in which the Company participates as well as other commercially-available surveys. These surveys include electronic and high technology companies with whom the Company competes for senior-level executives. (Some of the companies included in the surveys are included in the NASDAQ Electronic Components Stock Index used in the "Performance Graph".) Further, the base salary plus bonus is also targeted at approximately the 50th percentile for total cash compensation with an opportunity for the amount of base salary plus bonus to be above the mid-range of the survey groups in the event Company profitability exceeds business plan targets. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. After giving consideration to various relevant factors, the Committee determined that 1995 base salary adjustments were to be made for four Named Executive Officers in the three tables preceding this Report. The Committee believes that the salaries paid to all Named Executive Officers (other than Dr. Gaut; see below) approximate the expected 50th percentile of the compensation data reviewed.

     Annual Management Bonus. The annual management bonus is the first "at risk" executive compensation element in the Company's executive compensation program. At the beginning of each year, the Committee establishes objectives for the management bonus program, including plan revenue and profitability targets drawn from the fiscal year business plan approved by the Board of Directors. Additionally, at the beginning of each year, the Committee establishes bonus award targets for the executive officers and for 1995 these bonus targets ranged from 25% to 50% of base salaries. The bonus plan has a threshold level of Company performance based on both revenue and profit before interest and taxes (a prescribed percentage of business plan objectives) that must be achieved before any bonuses are awarded. The bonuses that may be paid under the program may not exceed 100% of the bonus target on full achievement of the Company's business plan targets and may not exceed 200% of the bonus target on achievement of exceptional performance in excess of 100% of the Company's business plan targets. The bonus amounts payable to each executive officer are then determined by considering both Company performance and individual performance. After giving consideration to the criteria deemed relevant by the Committee, including the fact that the Company met and exceeded the business plan targets established for 1995, the individual performance of the Named Executive Officers, and the recommendations of the Company's management, the Committee made the bonus awards to the Named Executive Officers set forth in the Summary Compensation Table.

     Long-Term Incentive Program ("LTIP"). The LTIP is the second "at risk" element of the Company's compensation program in which all executive officers and all other level employees participate. This program has consisted solely of stock options, not cash (although cash and other stock based awards are permitted under the Equity Incentive Plan). The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders, which bring into balance short and long-term compensation with the Company's goals, fostering the retention of key executive and management personnel, and incenting the achievement of superior performance over time. Awards to executives are based upon criteria which include an individual's current position with the Company, total compensation, unvested stock option holdings, the executive's performance in the recent period, expected contributions to the achievement of the Company's long-term performance goals, and current competitive practice. The relative weight given to each of these factors will vary from executive to executive at the Committee's discretion. After giving consideration to the criteria deemed relevant by the Committee, including the option grants made to Company executives on October 25, 1994, a competitive analysis of the Company's option program and overall compensation programs against the programs of companies of similar size and industry, and the recommendations of the Company's management, the Committee determined that no 1995 stock option grants were to be made to the Named Executive Officers.

     Compensation of the Chief Executive Officer. Dr. Norman E. Gaut is Chief Executive Officer, President and Chairman of the Board of Directors of the Company. Dr. Gaut's compensation for fiscal 1995 reflects the Committee's evaluation of his overall leadership of the Company. The Committee considered, among other factors, the Company's revenue and profitability in prior and current fiscal years, the Company's market share in key segments, the creation of new ventures and products to penetrate developing markets, and the building of a senior management team as the foundation for product innovation and the long-term strategic growth of the Company.

     In 1995, the Committee reviewed Dr. Gaut's base salary, and after considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Base Salary" above, the Committee determined to increase Dr. Gaut's base salary as set forth in the Summary Compensation Table. Dr. Gaut' salary has not attained the expected 50th percentile of the executive compensation surveys reviewed, but this is not the sole determinate criterion for establishing his pay.

     At the beginning of fiscal 1995, the Committee established a target bonus for Dr. Gaut at 50% of base salary under the Company's management bonus program described above. After giving consideration to the criteria deemed relevant by the Committee, including the fact that the Company met and exceeded the performance objectives established for 1995, as well as Dr. Gaut's performance in the leadership of the Company, the Committee approved the bonus award to Dr. Gaut set forth in the Summary Compensation Table. The bonus award is slightly above the 50% target established for Dr. Gaut.

     In 1995, the Committee reviewed Dr. Gaut's stock option position, and after considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Long-Term Incentives" above , the number of unvested options held by Dr. Gaut, and competitive compensation data available to the Committee for comparable positions within the electronics and high technology industry, the Committee determined that no 1995 stock option grants were to be made to Dr. Gaut.

     Tax Limitations. As a result of federal tax legislation enacted in 1993, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year, except for, among other matters, "performance-based compensation" approved by stockholders. Since both the 1984 Amended and Restated Stock Option Plan (the "1984 Plan") and the Equity Incentive Plan (the "1989 Plan") were approved by the shareholders prior to December 20, 1993, as well as any amendments requiring such approval, the stock option grants that have been made under the 1984 Plan (under which no further options may now be granted and, prior to June, 1995, under the 1989 Plan have been exempt from the $1 million limitation under "transitional rules" contained in the 162(m) tax regulations. Since the shareholders approved an amendment to the Company's Equity Incentive Plan at the June, 1995 Annual Meeting establishing a maximum limit on the number of option shares of Common Stock that any individual participant may receive in any one fiscal year, options granted under the 1989 Plan since June, 1995 are exempt from Section 162(m) as "performance-based compensation".

                                            Compensation Committee

                                            Robert T. Knight
                                            James R. Swartz

April 10, 1996

STOCK PERFORMANCE GRAPH


     The following graph sets forth information comparing the cumulative total return to holders of the Company's Common Stock over the last five fiscal years, commencing with the last trading day before the beginning of the Company's fifth preceding fiscal year (the "Measuring Period") with (1) the cumulative total return of the NASDAQ Stock Market Index (U.S.) and (2) the cumulative total return of the NASDAQ Electronics Components Stock Index, assuming in each case the investment of $100 on December 31, 1990. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by
(ii) the share price at the beginning of the Measuring Period. PictureTel has not paid any cash dividends.

                                                                    NASDAQ
                                                                  Electronics
      Measurement Period          PictureTel     NASDAQ Stock     Componen ts
    (Fiscal Year Covered)         Corporation    Market Index        Index
1990                                    100.00          100.00          100.00
1991                                    390.72          160.55          142.40
1992                                    208.25          186.85          222.65
1993                                    154.64          214.49          305.68
1994                                    197.94          209.66          337.72
1995                                    711.42          296.56          559.10


ITEM 2 -- PROPOSED AMENDMENT TO THE PICTURETEL 1992 NON-EMPLOYEE DIRECTORS' STOCK PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES FROM 280,000 TO 430,000, SUBJECT TO ADJUSTMENT AS PROVIDED IN THE PLAN, AND TO PROVIDE FOR THE GRANT OF OPTIONS TO NON-EMPLOYEE MEMBERS OF THE BOARD OF DIRECTORS TO PURCHASE 20,000 SHARES, SUBJECT TO ADJUSTMENT AS PROVIDED IN THE PLAN, OF THE COMPANY'S COMMON STOCK ON AUGUST 1, 1996 (OR SUCH LATER DATE OF THEIR FIRST ELECTION TO THE BOARD) AND THEREAFTER, FOR THE ANNUAL GRANT OF OPTIONS ON AUGUST 1 OF EACH YEAR TO PURCHASE 5,000 SHARES, SUBJECT TO ADJUSTMENT AS PROVIDED IN THE PLAN, OF THE COMPANY'S COMMON STOCK.

GENERAL; PROPOSED AMENDMENT.

     The 1992 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors effective October 23, 1992 and approved by the Company's stockholders at the Annual Meeting in June, 1993. The Directors' Plan currently provides for the grant of options for 40,000 shares to each Eligible Director (as defined below) upon the date of their first election as a member of the Board of Directors of the Company. Options were so granted to the present Eligible Directors in October, 1992. These stock option grants will be fully exercisable later in 1996 and, as a result, the on-going retention value of the Directors' Plan will be diminished. In addition, since prevailing practice continues to place emphasis on equity participation in the compensation of outside directors, the Board believes that the Directors' Plan should be amended to provide for a stock option grant subsequent to the initial election grant and provide for annual stock option grants thereafter.

     Accordingly, the proposed amendment, which was approved by the Board of Directors on April 10, 1996 (subject to stockholder approval at the 1996 Annual Meeting), provides for the increase of the aggregate number of shares of Common Stock which may be delivered under the Plan to 430,000 and provides for the grant of options to the Eligible Directors who have been directors for more than two years on the effective date of this amendment, to purchase 20,000 shares of the Company's Common Stock on August 1, 1996, and on the later date of first election of any other Eligible Director and thereafter, for the annual grant of stock options to Eligible Directors to purchase 5,000 shares of the Company's Common Stock on August 1 of each year, commencing August 1, 1997, so long as such individual is serving as an Eligible Director on the applicable August 1 date, provided that no such annual option for 5,000 shares shall be granted to an Eligible Director who first became an Eligible Director of the Company within six months prior to August 1 of said year.

     All numbers of shares in the preceding paragraph and in the balance of this
Item 2 are subject to adjustment as provided in the Plan.

DESCRIPTION OF THE 1992 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, AS AMENDED.

     Purpose. The purpose of the 1992 Non-Employee Directors' Stock Option Plan, as amended (the "Plan") is to advance the interests of PictureTel by enhancing the ability of the Company to attract and retain non-employee directors (who are not, as explained below, eligible to receive options under the Company's other option plans), all of whom are in a position to make significant contributions to the success of the Company, and to reward such directors for such contributions through ownership of shares of the company's Common Stock (the "Stock").

     Automatic Grants of Options; Eligible Directors; Exercise Price. The Plan provides that (a) each Eligible Director ( a non-employee director who is neither an employee of or consultant to the Company or any subsidiary) who has been a director for more than two years on the effective date of this amendment, shall be automatically granted an option to purchase 20,000 shares of Stock on August 1, 1996, subject to such director continuing to serve as an Eligible Director on August 1, 1996; (b) each other non-employee director elected a director of Company shall be automatically granted an option to purchase 20,000 shares of Stock on the date of such first election to the Board; and (c) each Eligible Director shall be automatically granted an option to purchase 5,000 shares of Stock on August 1, 1997 and on each August 1 thereafter, subject to such director continuing to serve as an Eligible Director on the applicable August 1, provided that no such annual option for 5,000 shares shall be granted to an Eligible Director who first became an Eligible Director of the Company within six months prior to August 1 of said year.

     All options shall have an exercise price equal to the Fair Market Value of the Stock on the respective effective date of the option grant: and all options shall expire ten years from the effective date of the grant.

     The Plan is a "formula" plan within the meaning of the rules and regulations of the Securities and Exchange Commission adopted under Section 16 of the Securities Exchange Act of 1934. As a result of the Plan being a formula plan and otherwise meeting certain requirements of the SEC adopted under Section 16, the non-employee directors who are members of the Compensation Committee administering the other option and stock plans of the Company are not disqualified from acting on such Committee. If non-employee directors were eligible to receive discretionary, non-formula options, they would be so disqualified. Accordingly, options to non-employee directors are granted solely under this Plan and not under the Company's regular stock award plans.

     Administration. The Plan is administered by the Board of Directors, which has the authority to, consistent with the Plan (a) to issue options granted in accordance with the formula set forth in this Plan to Eligible Directors; (b) to prescribe the form or forms of instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time;
(c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan.

     The Plan is not required to be qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employees Retirement Income Protection Act of 1974.

     Shares of Common Stock Deliverable Under the Plan. Subject to adjustment for stock splits and similar events, the total number of shares of Stock that can be issued upon options granted under the Plan is 430,000 shares (options for 160,000 shares having been granted, net of forfeitures, prior to April 10, 1996 after giving effect to the two for one stock split of November 14, 1995). If any option under the Plan terminates without having been exercised in full, the number of shares of Stock not so delivered will be available for future grants. Shares of Stock to be delivered pursuant to an option granted under this Plan may constitute an original issue of authorized Stock or may consist of previously issued stock acquired by the company, as shall be determined by the Board.

     Options; Payment; Term. The Plan provides for the granting of options that do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended ("non-statutory options"), provided that, if subsequently permitted by the Internal Revenue Code of 1986, as amended, incentive or other options entitled to special tax treatment shall be issued. The exercise price of each option is equal to the Fair Market Value on the effective date of the grant.

     The exercise price of options under the Plan must be paid in full in cash or by check, bank draft or money order, or by shares of Stock, by promissory note, by delivery of an unconditional and irrevocable undertaking by a broker to deliver to the Company sufficient funds to pay the exercise price, or by any combination of the foregoing.

     Each option is for a ten year term and becomes exercisable in installments, 25% after one year after the effective date of the grant and 6.25% after the end of each quarter thereafter so that the options are 100% exercisable four years after the effective date of the grant.

     No option may be transferred other than by will or by the laws of descent and distribution, and during a director's lifetime an option may be exercised only by the director (or, in the event of the director's incapacity, the person or persons legally appointed to act on the behalf of the director).

     Adjustments in Stock; Certain Corporate Transactions. In the event of a stock dividend, stock split and certain other changes in the Company's capitalization, including extraordinary distributions to shareholders, the Board will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan, the number of shares subject to outstanding options, the exercise price of outstanding options and other appropriate adjustments. The Board may also make such adjustments in other circumstances if it deems the adjustments necessary to avoid distortion in the operation of the Plan.

     In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single entity or person or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), all outstanding options under the Plan will terminate as of the effective date of the covered transaction, provided that each such outstanding option not otherwise exercisable shall become immediately exercisable in full 20 days prior to the effective date thereof.

     Termination of Options. If an Eligible Director ceases to be a director by reason of death or total and permanent disability, the following will apply:

     All options held by the Eligible Director that are not exercisable on the thirtieth day after termination of the Eligible Director's status as a director will terminate as of such date. All options that are exercisable as of said thirtieth day will continue to be exercisable until the earlier of (1) the first anniversary of the date on which the Eligible Director's status as a director ended or (2) the date on which the option would have terminated had the Eligible Director remained a director. If the Eligible Director has died or is totally or permanently disabled, the option may be exercised within such limits by the Eligible Director's legal representative.

     If an Eligible Director's service with the Company terminates for any reason other than death or incapacity as provided above, all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of such termination (other than termination upon a removal for cause, in which event all options shall immediately terminate) shall continue to be exercisable until the earlier of (1) three months thereafter or
(2) the date on which the option would have terminated had the director remained an Eligible Director, and after completion of that period, such options shall terminate to the extent not previously exercised, expired or terminated.

     Withholding Requirements. Eligible Directors are required to comply with withholding requirements set forth in the Plan.

     Amendment; Termination. The Board may at any time amend the Plan or any outstanding option for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, except that certain specified amendments may not be made without the approval of the stockholders of the Company and, in addition, except for certain amendments, the Plan may not be amended more than once every six months. No amendment or termination of the Plan may adversely affect the rights of any Eligible Director (without the Eligible Director's consent) under any option previously granted. The amendments adopted by the Board in April, 1996 will become effective April 10, 1996 upon approval by vote of the stockholders at the 1996 Annual Meeting.

     Certain Federal Income Tax Consequences. No income is realized by the optionee at the time a non-statutory option is granted under the Plan. Generally
(a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the Fair Market Value of the shares on the date of exercise, and the Company will be entitled to deduct the same amount (provided the Company satisfies any applicable withholding requirements), and (b) upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss, either short-term or long-term, depending on how long the shares have been held.

     Miscellaneous. Neither the adoption of the Plan nor the grant of options to an Eligible Director shall confer upon any person any right to continued status as a director with the Company or any subsidiary or affect in any way the right of the Company or subsidiary to terminate a director relationship at any time or shall affect the Company's right to grant to such director options or other stock awards that are not subject to the Plan, to issue to such director stock as a bonus or otherwise, or to adopt other plans or arrangements under which stock may be issued to directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the ability to grant stock options to non-employee directors is an important factor in advancing the interests of the Company. It enhances the Company's ability to attract and retain directors who can make significant contributions to the success of the Company and to reward such contributions through ownership of the Company's Common Stock. Accordingly, the Board of Directors believes that the proposal to adopt the amendment to the 1992 Non-Employee Directors' Stock Option Plan described above is in the best interests of the Company and its stockholders and recommends that the stockholders approve the amendment.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast by stockholders on the proposal at the Annual Meeting is required for approval of the amendment to the 1992 Non-Employee Directors Stock Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE 1992 NON-EMPLOYEE DIRECTORS' STOCK PLAN.

ITEM 3 -- RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the independent public accounting firm of Coopers & Lybrand L.L.P. to audit the accounts of the Company for the fiscal year 1996. The Board of Directors has recommended that stockholders ratify this selection. The Board of Directors will review its selection if this proposal is not approved by the holders of a majority of the voting power of the outstanding shares of the Common Stock of the Company present in person or represented by proxy at the Annual Meeting.

     Neither the firm of Coopers & Lybrand L.L.P. nor any of its partners has a direct or materially indirect financial interest in the Company. Representatives of the firm of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to reply to stockholder inquiries.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has approved the selection of Coopers & Lybrand L.L.P. as the Company's auditors and believes that such selection is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends that the stockholders ratify the selection of Coopers & Lybrand L.L.P. as the Company's auditors.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast on the matter at the Annual Meeting is required to ratify the selection of Coopers & Lybrand L.L.P. as the Company's auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY'S AUDITORS.

                                 OTHER BUSINESS

     The Board of Directors has no reason to believe that any other business in addition to the foregoing will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the judgment of the persons named in the accompanying proxy.

VOTING

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

     The five nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter is necessary to approve the actions proposed in Items 2 and 3 and as well as any other matter which comes before the Annual Meeting, except where law or the Company's certificate of incorporation or by-laws require otherwise.

     The Judges of Election will count the total number of votes cast "for" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals intended for inclusion in next year's annual meeting proxy statement should be sent to the Secretary of the Company at 222 Rosewood Drive, Danvers, MA 01923 and must be received by December 23, 1996.

                                 MISCELLANEOUS

     In addition to the solicitation of proxies by mail, management and employees of the Company may also assist in soliciting proxies in person or by mail, telecopy, telephone, telegram and personal interviews for which they will receive no additional compensation. The costs of solicitation of proxies will be borne by the Company.

     Each of the Report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     YOU ARE ENCOURAGED TO EXERCISE YOUR RIGHT TO VOTE BY MARKING THE APPROPRIATE BOXES, AND DATING AND SIGNING THE ENCLOSED PROXY CARD. IT IS NOT NECESSARY TO MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXY CARD MAY BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                                            PICTURETEL CORPORATION

                                            LES B. STRAUSS
                                            Secretary

April 29, 1996

PROXY

                             PICTURETEL CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
         PICTURETEL CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 1996

     The undersigned hereby appoints Les B. Strauss and Norman E. Gaut and each of them, as attorneys and proxies of the undersigned, with full power of substitution to vote and act in the manner designated on the reverse side at the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") to be held on June 17, 1996 at 10:00 a.m. at the Westin Hotel, 10 Huntington Avenue, Boston, Massachusetts and any adjournments thereof, in respect of all of the common stock of the Company as to which the undersigned may be entitled to vote or act, with all powers the undersigned would possess if personally present, and, without limiting the general authorization hereby given, the undersigned directs that his vote be cast as specified in this proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said meeting.


                                                                --------------
    CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE         SEE REVERSE
                                                                    SIDE
                                                                --------------

1995 was a record financial performance year for PictureTel:

     Revenues were $346.8 million, up 36 percent
     Net income was $19.6 million, up 326 percent
     Earnings per share were $0.56, up 366 percent

The growth continued in the first quarter of 1996 compared to the first quarter of 1995:

     Revenues were $105.0 million, up 42 percent
     Net income was $7.5 million, up 142 percent
     Earnings per share were $0.21, up 133 percent

In 1995 and into 1996, PictureTel has forged strategic partnerships for product development and distribution with some of the biggest names in communications and computing:

     Microsoft                                 IBM
     Nippon Telegraph and Telephone (NTT)      BT (British Telecom)
     Zenith Data Systems                       3Com

On April 25, 1995, PictureTel introduced two innovative group videoconferencing systems, the Concorde4500 and Venue2000. Since their debut, these two products have become the best-selling group systems in the world.



                                  DETACH HERE


/x/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF NO DIRECTIONS ARE INDICATED HEREON THEY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3, AND FOR RECONSIDERATION/ADJOURNMENT DEEMED DESIRABLE BY THE COMPANY. THIS PROXY DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS SET BEFORE OR DETERMINED AT THE TIME OF SOLICITATION OF THIS PROXY.

1.  Election of Directors

NOMINEES: Norman E. Gaut, Robert T. Knight, Vinod Khosla,
David B. Levi and James R. Swartz

           FOR               WITHHELD
           / /                 / /

/ /_____________________________________________
For all nominees except as noted above



Signature:______________________________ Date: _____________________


                                              FOR      AGAINST    ABSTAIN
2.  To amend the PictureTel 1992              / /        / /        / /
    Non-Employee Directors' Stock Plan to
    increase the aggregate number of shares
    from 280,000 to 430,000, subject to
    adjustment as provided in the Plan, and
    to provide for the grant of Options
    to non-employee members of the Board of
    Directors to purchase 20,000 shares,
    subject to adjustment as provided in the Plan, of the Company's Common Stock on
    August 1, 1996 (or such later date of their first election to the Board) and thereafter, for the annual grant of options on August 1 of each year to purchase 5,000 shares, subject to adjustment as provided in the Plan, of the Company's Common Stock.

                                              FOR      AGAINST    ABSTAIN
3.  To ratify the selection of Coopers        / /        / /        / /
    & Lybrand LLP as the Company's
    auditors for fiscal year 1996.

           MARK HERE  / /
          FOR ADDRESS
           CHANGE AND
          NOTE AT LEFT

Signature(s) must correspond with the name(s) as imprinted hereon. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:______________________________ Date: _____________________